Exhibit 99.2

Tucson Electric Power Company
Reconciliation of Non-GAAP Measures
as of April 28, 2014

Revenues

The table below summarizes TEP's retail revenues.

	Three Months Ended March 31,
	2014	2013
Retail Margin Revenues (in Millions):
Residential	$51	$50
Commercial	34	34
Industrial	22	19
Mining	9	6
Other	1	1
Total Retail Margin Revenues (Non-GAAP)(1)	117	110
Fuel and Purchased Power Revenues	53	64
RES, DSM, ECA and LFCR Revenues	16	11
Total Retail Revenues (GAAP)	$186	$185

(1)
Retail Margin Revenues, a non-GAAP financial measure, should not be considered as an alternative to Total Retail Revenues, which is determined in accordance with GAAP. Retail Margin Revenues exclude: (i) revenues collected from retail customers that are directly offset by expenses recorded in other line items; and (ii) revenues collected from third parties that are unrelated to kWh sales to retail customers. We believe the change in Retail Margin Revenues between periods provides useful information to investors because it demonstrates the underlying revenue trend and performance of our core utility business. Retail Margin Revenues represents the portion of retail operating revenues available to cover the non-fuel operating expenses of our core utility business.

O&M
The table below summarizes the items included in TEP’s O&M expense.

	Three Months Ended March 31,
	2014	2013
	Millions of Dollars
Base O&M (Non-GAAP)(1)	$64	$60
O&M Recorded in Other Expense	(2)	(2)
Reimbursed Expenses Related to Springerville Units 3 and 4	14	14
Expenses Related to Customer Funded Renewable Energy and DSM Programs(2)	5	6
Total O&M (GAAP)	$81	$78

(1)
Base O&M is a non-GAAP financial measure and should not be considered as an alternative to O&M, which is determined in accordance with GAAP. TEP believes that Base O&M, which is O&M less reimbursed expenses and expenses related to customer-funded renewable energy and DSM programs, provides useful information to investors because it represents the fundamental level of operating and maintenance expense related to our core business.

(2)	Represents expenses related to customer-funded renewable energy and DSM programs; these expenses are being collected from customers and the corresponding amounts are recorded in retail revenue.